Exhibit 99.1

April 29, 2026

SiteOne Landscape Supply Announces First Quarter 2026 Earnings

First Quarter 2026 Highlights (Compared to First Quarter 2025):

•	Net sales increased $0.7 million to $940.1 million

•	Organic Daily Sales decreased 1%

•	Gross profit increased 3% to $318.8 million; gross margin improved 90 basis points to 33.9%

•	SG&A as a percentage of Net sales increased 70 basis points to 37.2%; Base Business SG&A was flat on an adjusted basis

•	Net loss attributable to SiteOne of $26.6 million, compared to $27.3 million for the prior year period

•	Adjusted EBITDA[1] increased 14% to $25.5 million; Adjusted EBITDA margin improved 30 basis points to 2.7%

•	Cash used in operating activities decreased $7.5 million to $122.1 million

•	Closed the acquisitions of Bourget Flagstone and Reinders

•	Repurchased $20.0 million of shares under the share repurchase authorization

Post Quarter Highlights

•	Amended ABL Facility and extended maturity to April 2031

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its first quarter ended March 29, 2026 (“First Quarter 2026”).

“We are pleased with our first quarter performance as we more than offset the weather and market-related softness in sales volume and delivered Adjusted EBITDA growth with meaningful gross margin improvement and continued tight SG&A management,” said Doug Black, Chairman and CEO of SiteOne. “Our teams are executing our commercial and operational initiatives well, which is allowing us to gain market share and expand our Adjusted EBITDA margin. During the quarter, we were also very pleased to complete the acquisition of Reinders, a strong fifth-generation market leader in the Midwest, displaying the power of our acquisition strategy. Looking ahead, we remain confident in our ability to navigate the near-term challenges, deliver superior value to our customers and suppliers, and execute our strategy to drive sustained performance and growth for shareholders.”

First Quarter 2026 Results

Net sales for the First Quarter 2026 increased $0.7 million to $940.1 million compared to $939.4 million for the prior year period. Organic Daily Sales decreased 1% compared to the prior year period, primarily due to unfavorable weather conditions across several regions, which resulted in lower volumes. While pricing was positive, lower sales volume drove the year-over-year decline in Organic Daily Sales. Acquisitions contributed $12.4 million, or 1%, to Net sales growth for the quarter.

Gross profit increased 3% to $318.8 million for the First Quarter 2026 compared to $309.8 million for the prior year period. Gross margin improved 90 basis points to 33.9%, driven by higher price realization and continued benefits from commercial initiatives, partially offset by freight and distribution costs as well as deflation in certain commodity products.

Selling, general and administrative expenses (“SG&A”) for the First Quarter 2026 increased to $349.9 million from $343.2 million for the prior year period. SG&A as a percentage of Net sales increased 70 basis points to 37.2% due primarily to the decrease in Organic Daily Sales during the quarter. SG&A in the Base Business on an adjusted basis was flat for the first quarter compared to the prior year period.

Net loss attributable to SiteOne for the First Quarter 2026 was $26.6 million, compared to $27.3 million for the prior year period, reflecting higher gross margin, partially offset by lower sales volume and higher SG&A.

Adjusted EBITDA1 for the First Quarter 2026 increased 14% to $25.5 million, compared to $22.4 million for the prior year period. Adjusted EBITDA margin improved 30 basis points to 2.7%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet as of March 29, 2026, was $584.5 million compared to $580.4 million as of March 30, 2025. Net debt to Adjusted EBITDA1 for the last twelve months was 1.4 times compared to 1.5 times for the prior year period.

As of March 29, 2026, Cash and cash equivalents were $84.0 million and available capacity under the ABL Facility was $418.1 million.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $0.7 million for the First Quarter 2026.

Outlook

“We achieved 3% growth in pricing during the quarter, and we expect overall prices in 2026 to increase 2% to 3% for the full year,” Doug Black continued. “Due to unfavorable weather, the Spring selling season started later this year than in 2025 and we have seen improved sales volume in April so far. In terms of end markets, we believe that the recent increase in macroeconomic uncertainty is negatively affecting the already weak new residential construction and the more resilient repair and upgrade end markets, more than offsetting maintenance growth and solid demand in new commercial construction. As a result, we believe that overall end market demand will be down modestly for the full year 2026. With the benefit of our commercial initiatives, we expect sales volume to be flat, yielding low single-digit Organic Daily Sales growth for the full year. We also expect to expand our Gross margin through increased price realization and strong growth with private label products and small customers. We expect to achieve SG&A leverage through our operational initiatives, which include focus branch improvements and delivery cost reduction. Overall, including contributions from acquisitions, we expect to continue expanding our Adjusted EBITDA margin in 2026."

In fiscal year 2026, our results will include an extra week compared to the prior year period. The extra week occurs in December of our fiscal fourth quarter during a historically slower sales period and, as a result, is expected to reduce Adjusted EBITDA for the year by approximately $4 million to $5 million.

With all these factors in mind and including the negative effect of the 53rd week, we continue to expect Adjusted EBITDA for fiscal year 2026 to be in the range of $425 million to $455 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full year 2026 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, April 29, 2026, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13759555. The replay will be available until 11:59 p.m. (ET) on May 13, 2026.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our acquisition pipeline, organic and acquisition growth, execution of commercial and operational initiatives, and 2026 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, economic, and financial market conditions, the level of new home sales and construction activity, geopolitical conflicts, trade disputes, inflationary pressures, capital markets volatility, and declines in consumer confidence; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; volatility in the prices for the products we purchase and the costs required to operate our business; laws and regulations governing our operations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures; supply chain disruptions (including as a result of geopolitical conflicts, the imposition of U.S. tariffs or any changes affecting tariffs resulting from the recent U.S. Supreme Court decision), product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force, as well as labor market disruptions; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; retention of key personnel; construction defect and product liability claims; impairment of goodwill; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions, including those resulting from the passage of the One Big Beautiful Bill Act; risks related to our current indebtedness, including with respect to elevated interest rates on our variable indebtedness, and our ability to obtain financing in the future; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts with Iran as well as the ongoing conflict between Russia and Ukraine and other disruptions in the Middle East; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. Base Business is defined as SiteOne operations excluding acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	March 29, 2026	December 28, 2025
Current assets:
Cash and cash equivalents	$84.0	$190.6
Accounts receivable, net of allowance for doubtful accounts of $34.9 and $33.3, respectively	576.8	546.8
Inventory, net	1,107.9	876.5
Income tax receivable	32.9	22.4
Prepaid expenses and other current assets	80.4	62.5
Total current assets	1,882.0	1,698.8

Property and equipment, net	304.3	295.4
Operating lease right-of-use assets, net	443.9	439.7
Goodwill	567.7	530.4
Intangible assets, net	231.8	220.0
Deferred tax assets	9.0	14.7
Other assets	18.8	20.6
Total assets	$3,457.5	$3,219.6

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$454.0	$310.8
Current portion of finance leases	33.6	33.2
Current portion of operating leases	98.4	97.3
Accrued compensation	63.0	104.6
Long-term debt, current portion	3.9	3.9
Accrued liabilities	155.7	137.0
Total current liabilities	808.6	686.8

Other long-term liabilities	4.0	4.0
Finance leases, less current portion	99.1	101.6
Operating leases, less current portion	365.8	362.5
Long-term debt, less current portion	531.9	381.5
Total liabilities	1,809.4	1,536.4

Commitments and contingencies

Redeemable non-controlling interest	26.5	24.0

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,973,827 and 45,895,384 shares issued, and 44,313,345 and 44,390,032 shares outstanding at March 29, 2026 and December 28, 2025, respectively	0.5	0.5
Additional paid-in capital	667.9	658.1
Retained earnings	1,165.1	1,191.7
Accumulated other comprehensive loss	(5.7)	(4.9)
Treasury stock, at cost, 1,660,482 and 1,505,352 shares at March 29, 2026 and December 28, 2025, respectively	(206.2)	(186.2)
Total stockholders' equity	1,621.6	1,659.2
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,457.5	$3,219.6

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended
	March 29, 2026	March 30, 2025
Net sales	$940.1	$939.4
Cost of goods sold	621.3	629.6
Gross profit	318.8	309.8

Selling, general and administrative expenses	349.9	343.2
Other income	5.2	3.9
Operating loss	(25.9)	(29.5)

Interest and other non-operating expenses, net	8.0	7.4
Loss before taxes	(33.9)	(36.9)
Income tax benefit	(9.8)	(9.4)
Net loss	(24.1)	(27.5)

Less:
Net loss attributable to non-controlling interest	(0.1)	(0.2)
Adjustment of non-controlling interest to redemption value	2.6	—
Net loss attributable to SiteOne	$(26.6)	$(27.3)

Net loss per common share:
Basic	$(0.60)	$(0.61)
Diluted	$(0.60)	$(0.61)
Weighted average number of common shares outstanding:
Basic	44,586,582	45,084,610
Diluted	44,586,582	45,084,610

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months Ended
	March 29, 2026	March 30, 2025
Cash Flows from Operating Activities:
Net loss	$(24.1)	$(27.5)
Adjustments to reconcile Net loss to net cash used in operating activities:
Amortization of finance lease right-of-use assets and depreciation	20.4	19.9
Stock-based compensation	14.2	13.6
Amortization of software and intangible assets	14.7	15.5
Amortization of debt related costs	0.3	0.3
Gain on sale of equipment	(1.6)	(0.2)
Other	(0.4)	(2.7)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(15.4)	(14.3)
Inventory	(203.7)	(204.4)
Income tax receivable	(10.5)	(9.4)
Prepaid expenses and other assets	(11.3)	(17.8)
Accounts payable	124.0	118.8
Accrued expenses and other liabilities	(28.7)	(21.4)
Net Cash Used In Operating Activities	$(122.1)	$(129.6)

Cash Flows from Investing Activities:
Purchases of property and equipment	(23.0)	(14.8)
Purchases of intangible assets	(5.0)	—
Acquisitions, net of cash acquired	(75.9)	(7.1)
Proceeds from the sale of property and equipment	2.3	0.9
Net Cash Used In Investing Activities	$(101.6)	$(21.0)

Cash Flows from Financing Activities:
Equity proceeds from common stock	0.7	0.8
Repurchases of common shares	(20.0)	(3.8)
Repayments under term loan	(1.0)	(1.0)
Borrowings on asset-based credit facilities	205.2	220.5
Repayments on asset-based credit facilities	(54.1)	(104.5)
Payments on finance lease obligations	(8.5)	(7.7)
Other financing activities	(5.0)	(4.3)
Net Cash Provided By Financing Activities	$117.3	$100.0

Effect of exchange rate on cash	(0.2)	0.1
Net change in cash	(106.6)	(50.5)
Cash and cash equivalents:
Beginning	190.6	107.1
Ending	$84.0	$56.6

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$8.1	$5.8
Cash paid during the year for income taxes	$1.1	$—

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2026	2025				2024
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Reported Net income (loss)	$(24.1)	$(7.8)	$60.6	$132.1	$(27.5)	$(21.5)	$44.6	$120.6
Income tax expense (benefit)	(9.8)	(5.4)	15.5	45.0	(9.4)	(10.1)	15.8	40.0
Interest expense, net	8.0	8.2	9.1	10.3	7.4	6.7	9.5	9.0
Depreciation and amortization	35.1	34.7	35.4	35.3	35.4	35.6	35.9	34.6
EBITDA	9.2	29.7	120.6	222.7	5.9	10.7	105.8	204.2
Stock-based compensation(a)	14.2	5.5	5.6	2.3	13.6	5.5	5.2	3.8
(Gain) loss on sale of assets(b)	(1.6)	0.3	0.1	(0.5)	(0.2)	1.5	0.3	(0.3)
Financing fees(c)	—	—	—	—	—	—	0.5	—
Acquisitions and other adjustments(d)	3.7	2.1	1.2	2.2	3.1	14.1	3.0	2.8
Adjusted EBITDA(e)	$25.5	$37.6	$127.5	$226.7	$22.4	$31.8	$114.8	$210.5

(a)	Represents stock-based compensation expense recorded during the period.

(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)	Represents fees associated with our debt refinancing and debt amendments.

(d)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain as well as charges during the fourth quarter of 2025 and 2024 for consolidating or closing certain branch locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.

(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest as follows (in millions):

	2026	2025				2024
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted EBITDA attributable to non-controlling interest	$0.7	$1.1	$1.0	$1.8	$0.3	$0.8	$0.8	$0.9

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2026	2025
	Qtr 1	Qtr 1
Reported Net sales	$940.1	$939.4
Organic Sales(a)	927.7	939.4
Acquisition contribution(b)	12.4	—
Selling Days	64	64
Organic Daily Sales	$14.5	$14.7

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2026 and 2025.

(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2026 Fiscal Year. Includes Net sales from branches acquired in 2026 and 2025.